Consulting Agreement

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of May 11th, 2004, by and between Equity Media Ltd, a Nevada limited liability company (“EML”), and Golden Patriot, Corp., a Nevada corporation (“GPTC”), with reference to the recitals set forth below.

EML’s Services. EML is in the business of providing business development services for companies. EML’s services range from public relations, communications, advertising programs, custom database systems, web site design, copyright creation and editing, and advisory and other related consulting services.

Equity Media ltd. owns and operates www.otcdigest.com and hereby contracts with Golden Patriot, Corp. (“GPTC”) to create am extensive public awareness program for OTC BB: GPTC. EML’s mission is to present GPTC to as many investors as possible, and at the same time brand the name using different marketing tools and strategies including but not limited to:

1. Advertising Email campaigns directed to GPTC (Corporate Profile)

Opt-in Email File

Equity Media Ltd has over 1.2 million cumulative subscribers that have opted-in to a multitude of categories. Equity Media ltd. works with over 85 email list owners that collectively deliver advertising to more than 115 million opt-in email subscribers.   We will pinpoint a campaign to a specific demographic or broadcast your ad to millions.

Subscriber categories to target Industry related market:

Finance and Investment
 Finance and Investment
Stocks and Mutual Funds
Commodities, Options, and Futures
 Online Investors
 Personal Finance
Business Opportunities etc…

2.

Advertising Email campaigns are directed to www.OTCdigest.com (since 1996) and our new www.MyShareholder.com Website (Corporate Profile) of GPTC.

A corporate profile of GPTC will be featured on Otcdigest / MyShareholder to over 400,000 active investors and over 800,000 online unique visitors a month.

Demographics:

*90% Male

E’Marketing Solutions, Database Management Systems, Online Publications

6994 El Camino Real # 205-D, Carlsbad, CA  92009 - Ph 760.438.4899 - Fax 760.431.1257 - E:info@equitymedia.biz

*80% of users are 25-54 years old

*Average age: 35yrs.

*Average household income: $88,000

*1/3 of users have a household income of over $100,000

*63% Married

*71% Professional

*Portfolio Average: $178,000

3.

Newsletters (Affiliate)

Newsletter distribution:  SmallCapReview, 1source4stocks, allpennystocks, pennystockreview, CPM, wallstreetnewsalert, cradle investments, global group and up to six others.

      a) Investors Notebook

Newsletters will be published and distributed to subscribers, up to 2 times per week.

b) Network Ad

CTM High Net Worth Individuals
Including: Investors, Business, Financial, Day Traders, and People Looking for Hot Stocks. Newsletter will be published and distributed to 470,000 subscribers

      c) Partial Usage List: 268,000 subscribers

Ameritrade, The Wall Street Journal (also WSJ.com), Telescan, American Express, Forbes, Barron’s, Visa, OptionInvestor.com, Data Signal Intl., Phillips

Misc. Demographics:

-  80% manage their own investments; over 33% have portfolio valued at over $250,000

-  75% are active traders and have a history of spending money on the tools and services to increase their trading profits; 90% have online trading accounts and 60% bank online

-  90% read financial magazines and/or newspapers on a regular basis

-  Majorities are between 35-54; 45% have purchasing power within their company

-  95% shop online, 75% make travel reservations online, and 80% control their finances online

-  35% presently invest in bonds; 46% presently or plan to trade options

***Search Engines Placements and Optimizations (SEO):

E’Marketing Solutions, Database Management Systems, Online Publications

6994 El Camino Real # 205-D, Carlsbad, CA  92009 - Ph 760.438.4899 - Fax 760.431.1257 - E:info@equitymedia.biz

Capital Group Internationalwill provide SEO traffic based on keywords directed to GPTC website and report placed on OTCDigest from the biggest search engines ( Google, AOL, Askjeves, FindWhat, CNN, Forbes, eRilot, ABCsearch, etc…)

****TOP LISTINGS for GPTC under some of these catagories:

Penny Stock, Gold Stocks, Hot Stocks, Small Cap Stocks, Hot Penny Stocks to buy, Stocks, Investment Stocks, Comodity Stocks and up to 70 more.

4. Banner Advertisement: Run of Network:

    Banners, Pop-Ops, and Pop-Under from large network of related websites.

List of Publishers:

PCQuote.com, Nasdaq.com, FreeRealTime.com, gfn.com, Entrepreneur.com
Yahoo Finance, CNN Money, Economist, MSN, Money/CNBC, WallStreet Journal, Fortune, RealNetworks, Lycos / Quote.com, Merrill Lynch, Silicon Investor CSFB-Pershing, HotJobs.com financial hub, Business.com, BullStocks.com
About.com, Paltalk.com, Freeservers.com

PUBLIC RELATIONS PROGRAM

Objectives:

1

The primary objective of a public relations program is to help raise the visibility of a company with its intended audience.

2

Public relations help familiarize potential investors, the media, and customers with the company’s mission, products, services, technology, and its executives.

General OTC Digest FAQ’s

What sets us apart from the competition and why have the prices increased dramatically?

1.) We are the only Online Investment Newsletter that is listed at the top of all search engine listing in all investor relevant search categories worldwide.

2.) The OTC Digest is the only Online Investment Newsletter that is Bonded Sender approved and certified.  Bonded Sender is considered the Standard of Excellence for all bulk email senders. As a client this guarantees that all emails sent from our servers have a 100% delivery guaranteed through all ISP spam filters, and no emails will ever end up in the proverbial

E’Marketing Solutions, Database Management Systems, Online Publications

6994 El Camino Real # 205-D, Carlsbad, CA  92009 - Ph 760.438.4899 - Fax 760.431.1257 - E:info@equitymedia.biz

"Spam Folder" or be rejected or deleted ("black-holed"). In addition, this means our database has been verified 100% double blind opt-in, with a current rate of zero complaints. EML has posted a bond with the U.S. Bank, National Association in San Francisco, in the event of any complaints, and the fines imposed on EML are severe for each reported complaint.

Why are we the only one that has this rating in our industry sector? All other investment newsletters are either not aware of the service due to a general apathy in the industry and the false notion that they are somehow invincible, or they cannot or will not pay the fee's involved, or which is usually the case, will never be approved due to their databases high spam complaint ratio from both the past and the present.

3.) The OTC Digest is also TRUSTe approved, which means that all data on EML servers is certified secure by the Internet's highest Standard of Excellence on privacy. Whether it be client or member information, it is guaranteed to be and completely confidential, and no one but the owners and systems administrator have access to any personally identifiable information or client database content. All OTC Digest information is automatically encrypted in transit from the users computer to ours, using the Secure Sockets Layer protocol (SSL) with an encryption key length of 128-bits (the highest level commercially available).

4.) Web sites that DO NOT have all of these certifications cannot guarantee delivery of any of their emails, and clients using companies with sites not certified, have no assurance that any data provided is secure or confidential. Both Bonded Sender and TRUSTe combined, stand behind the OTC Digest as being certified and bonded and will represent the OTC Digest in the event of any breaches or complaints. We encourage all clients and members who are not familiar with www.bondedsender.com or www.truste.com to visit their web sites and familiarize themselves with their history, track record, affiliations, client list, and mission statement. In addition, we encourage all perspective clients to read the Privacy Policy and FAQ section on the OTC Digest web site to further familiarize themselves with the practices and functionality of the web site.

5.) The OTC Digest has always been ahead of the curve and is considered by many to be the Gold Standard by which all other Investment Newsletters are measured. EML and the OTC Digest will soon be the first Small and Micro Cap newsletter to employ a full time State Certified Financial Analyst with the necessary credentials. This addition is in anticipation of a SEC change that will soon require all online financial newsletters to have “onboard” Certified Financial

Analysts. Once again EML is ahead of the curve in anticipating future rulings, rather than waiting for rules and laws to change and then rushing to stay compliant.

6.) EML also employs a full time SEC attorney and has the ability to counsel all clients on the most current laws and regulations relative to OTC Bulletin Board stocks and make certain they do not mistakes with regard to the law, but at the same time are counseled on how to leverage and utilize all the advantages of being a public company. SEC and NASD rules change almost on a weekly basis and it is virtually impossible for client companies to stay abreast of all the changes while remaining focused on building a successful company.

E’Marketing Solutions, Database Management Systems, Online Publications

6994 El Camino Real # 205-D, Carlsbad, CA  92009 - Ph 760.438.4899 - Fax 760.431.1257 - E:info@equitymedia.biz

7.) EML was nearly forced completely out of business last year as a direct result of one very destructive element of the Internet that makes up 2/3 of all emails: “SPAM”.  EML is now on a mission to improve its services, and help stamp out the practices of spam and other illicit behavior on the Internet. Spam effects EML directly in the form of people changing their email addresses monthly, and in some cases only allowing a small list of emails to ever come into their inbox. This only damages the integrity of the Internet, the benefits of enjoying the Internet experience, and all the purposes for which it was created. Companies like TRUSTe, Bonded sender and Microsoft are continuing to develop newer and more sophisticated ways to fight spam and the dissemination of viruses, and EML fully supports their efforts and is certified by both TRUSTe and Bonded Sender which is fully endorsed by Microsoft and is currently in use by Hotmail.

8.) EML, the owner and operator of the OTC Digest has only one Bank Account, and one Trading Account. EML's trading account does not make markets in stocks, therefore cannot borrow shares or short client stocks. EML does not have the ability nor do we allow the short selling or trading of any client companies stock at anytime by any employee of Equity Media Ltd.

9.) EML has designed the main Disclaimer page, which can be found on the left hand navigation bar under Disclaimer or on the footer of every page primarily for members and potential clients to easily and quickly view all companies profiled by the OTC Digest. This page gives detailed information on the date we originally profiled each company, when EML was compensated, that paid EML, and in what form the payment was made. This page also provides links to charts on each company for ease of use as a mechanism to track past and present results.

8.) The OTC Digest provides and 800# and it is posted on the web site for anyone to call. You will be greeted by one of our customer service representatives who will route your call to the correct department that can address any questions you may have or directly to a sales agent. Most all Investment Newsletters hide behind disposable email addresses and almost never provide a working telephone number.

Internal communications—We want your company to succeed, so it’s important that everyone on staff “be on the same page.” We will work with you to develop positioning strategies so that your company’s branding is consistent with all audiences.

E’Marketing Solutions, Database Management Systems, Online Publications

6994 El Camino Real # 205-D, Carlsbad, CA  92009 - Ph 760.438.4899 - Fax 760.431.1257 - E:info@equitymedia.biz

Cost of the Campaign:

Services	Start Date	End Date	Compensation	Total Payment
Advertising Campaign	T/D	1 month from the date when dissmenation of GPTC’s information has commenced	$99,000.00 paid in the form of Rule 144 Restricted shares of GPTC common stock based on the ask price of $0.36 per share as of 5-10-04	275,000 shares of GPTC Rule 144 Common Stock

Shares are to be issued in the name of:  Equity Media Ltd

Certificate Mailing Address and Corporate Name and Contact:

Equity Media Ltd

Gerald C. Young

6994 El Camino Real, Suite 205-D

Carlsbad, CA 92009

Phone: 760-438-4899

Fax:

  760-431-1257

REVIEW OF INFORMATION.  Per the request of GPTC, EML agrees not to disseminate any information that EML has written or created in regards to GPTC without the prior written approval of GPTC. EML does not require the approval of GPTC to disseminate existing public information in regards to GPTC, including but not restricted to press releases, SEC filings on www.sec.gov and information on GPTC’s website www.goldenpatriotcorp.com. GPTC also agrees that this request to have all information written and created by EML to be reviewed and approved may cause delays in the dissemination of information by EML, and in no way will EML be held responsible for these delays.

EML shall and herby does indemnify GPTC and holds GPTC harmless from and against any and all claims for or regarding any and all misrepresentations, omissions or other  inaccuracies  specified in any information provided by EML regarding GPTC.

DISCLAIMER OF WARRANTIES AND LIABILITY.  EML expressly disclaims any and all warranties of any kind, whether express or implied, including, but not limited to any warranties as to the availability, accuracy, completeness, currentness or reliability of the content available on the GPTC databases, any warranties that the service will be uninterrupted,  secure, or error free, or that software defects will be corrected.  GPTC expressly understands, acknowledges and agrees that EML provides no warranty whatsoever concerning the compliance with or suitability of any information contained or referenced in the GPTC databases with applicable State of Federal securities laws. NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR

E’Marketing Solutions, Database Management Systems, Online Publications

6994 El Camino Real # 205-D, Carlsbad, CA  92009 - Ph 760.438.4899 - Fax 760.431.1257 - E:info@equitymedia.biz

A PARTICULAR PURPOSE SHALL APPLY.  This is a commercial and not personal or family transaction.

REVIEWS BY COUNSEL.  GPTC acknowledges that it has obtained advice of counsel, or will seek the advice of counsel, to review the terms of this Agreement before its execution.

TERMS AND TERMINATION.  This Agreement shall begin and become effective from the date of its execution by GPTC and shall continue for an initial term of One (1) Month after the commencement of dissemination of GPTC’s information by EML.

Termination Upon Material Breach.  Either party shall have the right to terminate this Agreement if the other party defaults in any of its material obligations under this Agreement, with one (1) days written notice.

Liability Limitations.  Neither party to this Agreement shall be liable by reason of the termination of this Agreement to the other for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of either party, notwithstanding any law to the contrary.

CONFIDENTIALITY.

GPTC Confidential Information.

Except as required by law, rule, regulation, any regulatory agency or judicial, administrative, or other governmental process, this Agreement, any confidential GPTC business and or client information provided to EML in writing or oral that is deemed as confidential at the time of disclosure, shall be kept mutually confidential for a period of six months following the termination of this Agreement.

Visitor Data.

During the course of its performance under this Agreement, EML will host the GPTC client databases, and shall provide such data and information to GPTC and or their client, and make such data and information accessible to GPTC on a current basis. The privacy of individual visitors will be maintained in accordance with the privacy policies set forth on the OTC Digest.com web site and www.dbmaxpro.com.

Exclusions.

Confidential information shall not include any information which is already known to the recipient at the time of disclosure through lawful channels of communication; or is or becomes publicly known through no wrongful act of the recipient; or is rightfully received from a third party without a similar restriction and without breach of this Agreement; or is independently developed by the recipient without breach of this Agreement; or is furnished to a third party by the disclosing party without a similar restriction on the third parties’ rights; or is approved for release by written authorization of the disclosing party.

E’Marketing Solutions, Database Management Systems, Online Publications

6994 El Camino Real # 205-D, Carlsbad, CA  92009 - Ph 760.438.4899 - Fax 760.431.1257 - E:info@equitymedia.biz

GENERAL CONDITIONS.

Relationship of the Parties.  Neither party is an agent or representative of the other, and no party shall be liable for or bound by any representation, act or omission whatsoever of the other party.  This Agreement shall in no way constitute a partnership or joint venture between the parties.  This Agreement is not for the benefit of any third party.

Force Majeure.  Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, terrorist attacks, governmental acts or orders or restrictions, failure of suppliers or contractors, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

Marketing Discretion. EML shall be free to exercise its own reasonable discretion as to the time, place and manner of its actual activities related to this Agreement, as deemed by EML to be necessary and in the best interests of GPTC.  GPTC acknowledges that EML may rely on third party services to provide some of the services to be rendered under this Agreement. The availability and quality of these third party services is subject to change from time to time for reasons outside the control of EML.  Therefore, EML reserves the right to change third party service providers when, in its sole and absolute discretion, it is deemed by EML to be commercially appropriate or necessary in order to implement GPTC’s program.

Severability.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Binding Effect Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective heirs, successors and assigns.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.  The parties additionally acknowledge and agree that this Agreement may be executed and delivered by facsimile.  At such time as each of the parties has a facsimile copy of this Agreement, and/or counterparts thereof, containing the signatures of all of the parties, this Agreement shall be treated as having been fully executed and delivered for all purposes.

Entire Agreement.

This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by both parties to this Agreement.

Governing Law.  This Agreement shall in all respects be interpreted, construed in accordance with, and governed by the internal laws of the State of California, without regard to the rules of conflict of laws.

E’Marketing Solutions, Database Management Systems, Online Publications

6994 El Camino Real # 205-D, Carlsbad, CA  92009 - Ph 760.438.4899 - Fax 760.431.1257 - E:info@equitymedia.biz

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Golden Patriot, Corp.

Equity Media Ltd

/s/ Conrad Clemiss

/s/ Gerald C. Young

_________________________                                 ____________________________

Authorized Signatory

Gerald C. Young - President

E’Marketing Solutions, Database Management Systems, Online Publications

6994 El Camino Real # 205-D, Carlsbad, CA  92009 - Ph 760.438.4899 - Fax 760.431.1257 - E:info@equitymedia.biz